Exhibit 99.1

For more information contact:

Jeffrey W. Farrar

Executive Vice President and Chief Financial Officer

(434) 964-2217

STELLARONE CORPORATION ANNOUNCES COMPLETION OF SUBSIDIARY

BANK MERGER AND FORMATION OF STELLARONE BANK

Charlottesville, Virginia, May 27, 2008 – StellarOne Corporation (NASDAQ: STEL) today announced it has completed the merger of its banking and trust subsidiaries including First National Bank, Planters Bank and Trust Company of Virginia and Virginia Commonwealth Trust Company with and into Second Bank & Trust, with the combined bank renamed StellarOne Bank, operating as StellarOne, and based in Christiansburg, Virginia. StellarOne customers will now be able to conduct their banking business at 64 full-service branches and over 80 ATMs located in contiguous markets stretching from the New River Valley, Roanoke Valley, and Shenandoah Valley and into Central Virginia.

“We are extremely gratified by the patience and support of our shareholders, customers, and employees during this period of transition,” commented O. R Barham, Jr., President and Chief Executive Officer of StellarOne Corporation.

“We are confident that our combined bank, with its dedicated personnel and product enhancements, will reflect our increased focus on the highest standard of excellence, partnership, and service which we will offer in the communities we serve,” commented Gregory W. Feldmann, President and Chief Executive Officer of StellarOne Bank.

Raymond D. Smoot, Jr. Ph.D. will serve as Chairman of StellarOne Bank. Mr. H.C. Stuart Cochran, Mrs. Jennie T. Allman, Mr. John J. “Butch” Davies, Mr. James S. Day, Jr., Mr. Michael M. Kessler, Mr. Alan Myers, Mr. Greg C. Raetz, Mr. Joe Sheffey, Mr. Joe J. Thompson, and Mr. Keith L. Wampler will also serve as independent directors of StellarOne Bank.

About StellarOne

StellarOne Corporation is the largest community bank based in the Commonwealth of Virginia, offering a full range of business and consumer banking services, including trust and asset management services. StellarOne operates 64 full-service branches, 4 loan production offices, and over 80 ATMs serving the New River Valley, Roanoke Valley, Shenandoah Valley, and Central and North Central Virginia.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from historical results, or those anticipated. When we use words such as “believes”, “expects”, “anticipates” or similar expressions, we are making forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date thereof. StellarOne wishes to caution the reader that factors, such as those listed below, in some cases have affected and could affect StellarOne’s actual results, causing actual results to differ materially from those in any forward looking statement. These factors include: (i) expected cost savings from StellarOne’s acquisitions and dispositions, (ii) competitive pressure in the banking industry or in StellarOne’s markets may increase significantly, (iii) changes in the interest rate environment may reduce margins, (iv) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, credit quality deterioration, (v) changes may occur in banking legislation and regulation (vi) changes may occur in general business conditions and (vii) changes may occur in the securities markets. Please refer to StellarOne’s filings with the Securities and Exchange Commission for additional information, which may be accessed at www.StellarOne.com.